SEC FILE NO. 70-7926










                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549







                               CERTIFICATE PURSUANT TO

                                       RULE 24

                               OF PARTIAL COMPLETION OF

                                     TRANSACTIONS












                                      GPU, INC.
                         JERSEY CENTRAL POWER & LIGHT COMPANY
                             METROPOLITAN EDISON COMPANY
                            PENNSYLVANIA ELECTRIC COMPANY






                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549




                    In the Matter of                   :
                                                       :
          GPU, Inc.                                    :
          Jersey Central Power & Light Company         :    Certificate
          Pursuant Metropolitan Edison Company         :    To Rule 24 of
          Partial  Pennsylvania Electric Company       :    Completion of
          Transactions                                 :
                                                       :
                    File No. 70-7926                   :
                                                       :
          (Public Utility Holding Company Act of 1935) :
                                                       :


          To the Members of the Securities and Exchange Commission:

                    The undersigned, GPU,  Inc. (formerly known  as General

          Public  Utilities Corporation)  ("GPU"), Jersey  Central  Power &

          Light Company  ("JCP&L"), Metropolitan Edison  Company ("Met-Ed")

          and  Pennsylvania  Electric  Company   ("Penelec"),  collectively

          referred to as the "GPU Companies", do hereby certify pursuant to

          Rule 24 of  the General  Rules and Regulations  under the  Public

          Utility  Holding  Company  Act  of  1935,  that  certain  of  the transactions proposed  in the  Declaration, as amended,  filed in

          SEC  File No. 70-7926, have  been carried out  in accordance with the terms and conditions  of, and for the purposes  requested in,

          said Declaration  and pursuant  to the Commission's  Order, dated

          March 18,  1992, and Supplemental Orders, dated October 26, 1994,

          and July 17, 1996, with respect to said Declaration, as follows:

                    1.   During the  period July 1,  1996 through September

          30,  1996,   the  GPU   Companies  issued  no   promissory  notes

          representing  borrowings under  the Amended  and  Restated Credit






          Agreement, dated as of July 3, 1996, among the GPU Companies; the banks  named therein,  and  The Chase  Manhattan  Bank, N.A.,  as

          Administrative Agent,  Citibank Securities, Inc.,  as Syndication

          Agent, and Citicorp Securities,  Inc. and Chase Securities, Inc.,

          as Arrangers, and no  such borrowings were outstanding thereunder at such date.

                    2.  At the close  of business on June 30,  1996, JCP&L,

          Met-Ed  and   Penelec   had  outstanding   unsecured   short-term

          promissory notes issued as commercial paper as follows:

                            Company               Amount

                            JCP&L              $68,800,000
                            Met-Ed               8,500,000
                            Penelec             51,400,000


                    3.   During the period  July 1, 1996  through September

          30, 1996, JCP&L, Met-Ed, and Penelec issued and sold (and paid at maturity  where  such  commercial  paper  matured  on  or  before

          September 30,  1996)  unsecured  short-term promissory  notes  as commercial paper as follows:

          JCP&L

          Date of Issuance         Maturity Date             Amount

          07/03/96                    07/22/96            $15,100,000
          07/11/96                    07/18/96              9,700,000
          07/16/96                    08/16/96             12,700,000
          07/22/96                    08/21/96             13,700,000
          07/22/96                    07/23/96              8,000,000
          08/05/96                    09/05/96             14,700,000
          08/06/96                    08/13/96              3,000,000
          08/07/96                    08/08/96              5,300,000
          08/08/96                    10/07/96             10,100,000
          08/13/96                    08/14/96              4,100,000
          08/14/96                    09/17/96              5,500,000
          08/20/96                    08/21/96              5,000,000
          08/22/96                    08/23/96              6,000,000
          08/23/96                    08/29/96              4,000,000
          08/28/96                    09/04/96              4,500,000
          08/30/96                    09/23/96             33,000,000
          09/04/96                    09/26/96              9,300,000
          09/04/96                    09/19/96              9,300,000

          JCP&L continued

          Date of Issuance         Maturity Date             Amount

          09/06/96                    09/12/96            $ 2,700,000
          09/10/96                    09/11/96              7,700,000
          09/11/96                    09/12/96              7,300,000
          09/19/96                    09/25/96              5,300,000
          09/20/96                    10/11/96              8,000,000
          09/23/96                    09/26/96             19,000,000
          09/25/96                    10/24/96              9,300,000
          09/26/96                    10/23/96             12,500,000
          09/26/96                    10/17/96             13,000,000
          09/27/96                    09/30/96              7,000,000
          09/30/96                    10/18/96             10,400,000
          09/30/96                    10/09/96              7,000,000



          Met-Ed

          Date of Issuance         Maturity Date             Amount

          07/03/96                    07/16/96             $11,400,000
          07/05/96                    07/09/96               8,100,000
          07/09/96                    07/11/96               5,900,000
          07/10/96                    07/15/96               5,300,000
          07/12/96                    07/15/96               7,700,000
          07/15/96                    07/17/96              10,600,000
          07/16/96                    07/18/96               9,800,000
          07/17/96                    07/19/96              10,600,000
          07/18/96                    07/29/96               6,300,000
          07/19/96                    07/22/96               8,400,000
          07/22/96                    07/23/96              27,100,000
          07/23/96                    07/24/96              25,600,000
          07/24/96                    07/25/96              24,500,000
          07/25/96                    07/26/96              22,400,000
          07/26/96                    08/06/96               6,600,000
          07/29/96                    08/09/96               5,000,000
          07/29/96                    07/31/96               5,000,000
          07/29/96                    07/30/96               5,000,000
          08/01/96                    08/02/96              16,100,000
          08/02/96                    08/16/96               6,500,000
          08/12/96                    08/13/96               4,100,000
          08/14/96                    08/20/96              10,700,000
          08/15/96                    08/16/96               8,500,000
          08/19/96                    08/22/96              14,700,000
          08/20/96                    08/21/96              10,400,000
          08/21/96                    08/23/96              10,000,000
          08/22/96                    08/23/96              12,000,000
          08/26/96                    09/05/96              16,200,000
          08/26/96                    08/27/96               5,000,000






          08/28/96                    09/09/96              22,400,000
          08/28/96                    08/29/96               5,000,000
          08/30/96                    09/16/96               9,100,000

          Met-Ed continued

          Date of Issuance         Maturity Date             Amount

          09/04/96                    09/18/96           $  5,000,000
          09/05/96                    09/19/96              9,200,000
          09/11/96                    09/12/96              6,400,000
          09/12/96                    09/13/96              3,600,000
          09/16/96                    09/17/96             10,000,000
          09/19/96                    09/26/96              5,300,000
          09/20/96                    09/27/96              6,600,000
          09/25/96                    10/09/96             12,200,000
          09/25/96                    10/02/96             10,000,000
          09/26/96                    09/27/96              7,000,000


          Penelec

          Date of Issuance         Maturity Date             Amount

          07/03/96                    07/25/96            $ 7,200,000
          07/03/96                    07/05/96              4,000,000
          07/05/96                    07/11/96              2,300,000
          07/10/96                    10/07/96             17,800,000
          07/17/96                    07/18/96              4,800,000
          07/19/96                    09/19/96              8,300,000
          07/25/96                    07/31/96              6,100,000
          07/29/96                    08/13/96             10,000,000
          07/29/96                    07/30/96             10,000,000
          08/05/96                    08/21/96              2,600,000
          08/12/96                    08/13/96             13,300,000
          08/14/96                    09/04/96              9,000,000
          08/15/96                    08/16/96              7,000,000
          08/22/96                    08/23/96             10,600,000
          08/23/96                    09/09/96              9,800,000
          08/26/96                    09/05/96              3,000,000
          08/28/96                    09/12/96             12,000,000
          08/30/96                    09/20/96              8,000,000
          09/04/96                    09/05/96              6,900,000
          09/12/96                    09/13/96             11,600,000
          09/13/96                    09/27/96             15,600,000
          09/16/96                    09/17/96             13,600,000
          09/19/96                    09/20/96              8,300,000
          09/20/96                    10/11/96              7,300,000
          09/25/96                    10/16/96              7,000,000
          09/25/96                    09/26/96              5,000,000
          09/26/96                    10/17/96              8,200,000



              To summarize  the above transactions, at  September 30, 1996,






          JCP&L, Met-Ed  and Penelec  had outstanding  unsecured short-term promissory notes issued as commercial paper as follows:


                    Company                         Amount

                    JCP&L                         $70,300,000
                    Met-Ed                         22,200,000
                    Penelec                        40,300,000


               4.   At  the close  of business  on June  30, 1996,  the GPU

          Companies  had outstanding unsecured  short-term promissory notes representing  bank  borrowings  under  informal  bank  lines,  as follows:


                    Company                         Amount

                    GPU                           $ 85,500,000
                    JCP&L                          121,000,000
                    Met-Ed                          26,490,000
                    Penelec                         57,900,000


               During the period  July 1, 1996 through  September 30, 1996,

          the  GPU Companies issued unsecured promissory notes representing bank borrowings under informal bank lines of credit as follows:

          GPU

          Issue
           Date    Bank                               Amount       Maturity

          07/01/96 Merchants National Bank         $   200,000     07/22/96
          07/08/96 Merchants National Bank             300,000     07/29/96
          07/08/96 PNC Bank                          9,700,000     07/29/96
          07/09/96 Merchants National Bank             200,000     07/29/96
          07/17/96 PNC Bank                          5,800,000     08/19/96
          07/17/96 Mellon Bank, N.A.                 9,100,000     08/07/96
          07/18/96 Merchants National Bank             100,000     08/28/96
          07/22/96 First Union National Bank           400,000     07/29/96
          07/22/96 First Union National Bank         6,700,000     08/07/96
          07/25/96 Bank of Pennsylvania              7,300,000     09/23/96
          07/29/96 First Union National Bank         5,900,000     09/26/96
          07/29/96 Bank of New York                  4,700,000     07/30/96
          07/30/96 Banca Popolare Di Milano          4,700,000     09/16/96
          08/06/96 Canadian Imperial Bank            7,600,000     11/05/96
          08/07/96 PNC Bank                          5,800,000     09/06/96






          08/07/96 Chase Manhattan Bank             10,000,000     10/22/96
          08/08/96 Union Bank of Switzerland         6,500,000     08/29/96
          08/14/96 Merchants National Bank             100,000     08/28/96
          08/19/96 Bank of Pennsylvania              5,900,000     09/05/96
          08/20/96 United Jersey Bank                7,700,000     10/17/96
          08/21/96 Merchants National Bank             400,000     08/28/96
          08/23/96 Merchants National Bank             100,000     08/28/96
          GPU continued

          Issue
           Date    Bank                               Amount       Maturity

          08/28/96 Fuji Bank                       $ 9,600,000     09/26/96
          08/29/96 Bank of New York                  6,500,000     08/30/96
          08/30/96 Union Bank of Switzerland         5,500,000     10/31/96
          09/05/96 Banca Popolare Di Milano          5,100,000     10/04/96
          09/05/96 Bank of New York                    800,000     09/06/96
          09/06/96 Chase Manhattan Bank             11,800,000     09/20/96
          09/16/96 Union Bank of Switzerland         4,700,000     12/13/96
          09/20/96 Johnstown Bank and Trust          8,000,000     10/21/96
          09/20/96 PNC Bank                          3,800,000     10/21/96
          09/23/96 First Union National Bank         7,600,000     10/23/96
          09/25/96 Merchants National Bank             200,000     10/23/96
          09/26/96 Bank of Pennsylvania             14,600,000     10/16/96
          09/26/96 Bank of New York                  1,000,000     09/27/96
          09/27/96 Bank of New York                  1,800,000     09/30/96
          09/30/96 Banca Popolare Di Milano          1,800,000     10/31/96



          JCP&L

          Issue
           Date    Bank                               Amount       Maturity

          07/01/96 Citibank, N.A.                  $ 5,000,000     07/19/96
          07/01/96 Chase Manhattan Bank              5,000,000     07/05/96
          07/02/96 Chase Manhattan Bank                400,000     07/17/96
          07/05/96 PNC Bank                          5,300,000     07/24/96
          07/05/96 Bank of Pennsylvania              6,900,000     07/25/96
          07/08/96 Union Bank of Switzerland         3,600,000     08/08/96
          07/08/96 Mellon Bank, N.A.                 6,800,000     08/07/96
          07/08/96 Chase Manhattan Bank              7,000,000     08/09/96
          07/09/96 Bank of Pennsylvania              4,300,000     07/30/96
          07/09/96 Midlantic National B              5,700,000     08/09/96
          07/10/96 First Union National Bank         5,900,000     09/06/96
          07/12/96 First Union National Bank         1,600,000     08/06/96
          07/12/96 First Union National Bank         2,000,000     08/06/96
          07/12/96 Morgan Guaranty Trust             5,300,000     08/06/96
          07/16/96 Midlantic National Bank           4,300,000     08/08/96
          07/17/96 PNC Bank                          7,300,000     08/19/96
          07/18/96 Fuji Bank                        12,400,000     08/12/96
          07/18/96 Mellon Bank, N.A.                 4,600,000     08/07/96
          07/23/96 First Union National Bank         3,900,000     07/24/96
          07/24/96 First Union National Bank         4,100,000     08/23/96






          07/26/96 Chase Manhattan Bank              6,600,000     08/22/96
          07/26/96 Chase Manhattan Bank              6,000,000     08/14/96
          07/29/96 First Union National Bank           900,000     07/30/96
          07/30/96 Bank of Pennsylvania              5,100,000     08/15/96
          07/31/96 Chase Manhattan Bank             13,700,000     08/26/96
          08/01/96 PNC Bank                         11,000,000     08/19/96
          08/01/96 Chase Manhattan Bank              4,300,000     08/27/96

          JCP&L continued

          Issue
           Date    Bank                               Amount       Maturity

          08/01/96 Banca Popolare Di Milano       $  5,100,000     08/29/96
          08/09/96 Bank of New York                  7,600,000     08/12/96
          08/12/96 Bank of New York                  8,700,000     08/13/96
          08/15/96 Fuji Bank                         4,500,000     08/20/96
          08/16/96 Bank of New York                  7,300,000     08/19/96
          08/19/96 Chase Manhattan Bank             12,900,000     09/09/96
          08/20/96 Union Bank of Switzerland         4,200,000     09/10/96
          08/21/96 United Jersey Bank               12,300,000     09/11/96
          08/21/96 First Union National Bank         3,900,000     08/22/96
          08/26/96 Union Bank of Switzerland         1,000,000     08/27/96
          08/27/96 First Union National Bank         3,200,000     08/28/96
          08/27/96 First Union National Bank           500,000     08/28/96
          08/28/96 Banca Popolare Di Milano         10,200,000     09/27/96
          08/28/96 Union Bank of Switzerland         4,300,000     09/13/96
          08/28/96 Chemical Bank New Jersey         20,000,000     09/18/96
          08/28/96 Fuji Bank                        10,400,000     09/10/96
          08/29/96 First Union National Bank         3,500,000     09/12/96
          09/03/96 Chase Manhattan Bank              2,100,000     09/09/96
          09/05/96 Chase Manhattan Bank              9,000,000     09/25/96
          09/09/96 Bank of New York                  1,800,000     09/10/96
          09/11/96 Citibank, N.A.                   10,000,000     09/30/96
          09/12/96 Mellon Bank, N.A.                 7,000,000     09/13/96
          09/13/96 United Jersey Bank                6,700,000     10/04/96
          09/13/96 Mellon Bank, N.A.                 5,200,000     09/16/96
          09/16/96 Union Bank of Switzerland         4,800,000     09/24/96
          09/16/96 Hamilton Bank                     7,400,000     09/24/96
          09/18/96 Chemical Bank New Jersey         15,000,000     10/08/96
          09/19/96 Banca Popolare Di Milano          4,700,000     10/10/96
          09/24/96 United Jersey Bank                5,600,000     10/24/96


          Met-Ed

          Issue
           Date    Bank                               Amount       Maturity

          07/01/96 Chase Manhattan Bank            $ 7,200,000     07/10/96
          07/02/96 Chase Manhattan Bank              9,300,000     07/12/96
          07/08/96 Bank of New York                  1,200,000     07/09/96
          07/11/96 Bank of Pennsylvania              2,000,000     07/26/96
          07/22/96 First Union National Bank           600,000     07/23/96
          07/26/96 First Union National Bank        12,200,000     07/29/96






          07/26/96 Citibank, N.A.                    5,000,000     08/07/96
          07/30/96 First Union National Bank         1,000,000     07/31/96
          07/31/96 PNC Bank                          3,900,000     08/13/96
          07/31/96 First Union National Bank         6,700,000     08/12/96
          08/02/96 Chase Manhattan Bank             10,000,000     08/14/96
          08/02/96 Bank of New York                  7,000,000     08/05/96
          08/05/96 Bank of New York                  4,100,000     08/06/96
          08/06/96 Chase Manhattan Bank              6,700,000     08/13/96
          Met-Ed continued

          Issue
           Date    Bank                               Amount       Maturity

          08/07/96 Bank of New York                $ 3,300,000     08/08/96
          08/08/96 First Union National Bank           700,000     08/09/96
          08/09/96 Bank of New York                  3,600,000     08/12/96
          08/13/96 First Union National Bank         5,000,000     08/14/96
          08/13/96 Bank of New York                  6,000,000     08/14/96
          08/14/96 Mellon Bank, N.A.                10,000,000     08/15/96
          08/16/96 Bank of New York                 17,500,000     08/19/96
          08/23/96 Bank of New York                 22,500,000     08/26/96
          08/27/96 First Union National Bank         7,700,000     08/28/96
          08/29/96 Bank of New York                  3,500,000     08/30/96
          08/30/96 Bank of New York                  9,000,000     09/03/96
          09/03/96 Chase Manhattan Bank              7,600,000     09/04/96
          09/05/96 Bank of New York                  5,000,000     09/06/96
          09/06/96 Bank of New York                  2,000,000     09/09/96
          09/09/96 Bank of New York                 14,800,000     09/10/96
          09/09/96 Bank of Pennsylvania              7,700,000     09/23/96
          09/10/96 Bank of New York                  9,000,000     09/11/96
          09/13/96 First National Bank of Chicago    6,485,000     06/10/97
          09/13/96 Fuji Bank                         5,600,000     09/20/96
          09/16/96 United Jersey Bank                5,600,000     09/24/96
          09/16/96 Chase Manhattan Bank              5,600,000     09/24/96
          09/17/96 Chase Manhattan Bank              8,400,000     09/25/96
          09/18/96 Chase Manhattan Bank              6,200,000     09/30/96
          09/23/96 Bank of New York                  3,000,000     09/24/96
          09/24/96 Bank of New York                 12,200,000     09/25/96
          09/27/96 Bank of New York                 16,000,000     09/30/96
          09/30/96 Union Bank of Switzerland         4,800,000     10/07/96
          09/30/96 First Union National Bank           200,000     10/07/96
          09/30/96 Banca Popolare Di Milano          8,400,000     10/16/96
          09/30/96 Swiss Bank Corp.                 10,000,000     10/15/96

          Penelec

          Issue
           Date    Bank                               Amount       Maturity

          07/01/96 Citibank, N.A.                  $10,000,000     07/29/96
          07/02/96 Morgan Guaranty Trust             9,100,000     07/16/96
          07/08/96 Bank of New York                  5,100,000     07/09/96
          07/09/96 Bank of New York                  2,200,000     07/10/96
          07/11/96 Bank of Pennsylvania              1,200,000     07/30/96
          07/12/96 Morgan Guaranty Trust             7,200,000     08/12/96






          07/15/96 Chase Manhattan Bank              8,000,000     08/06/96
          07/16/96 Chase Manhattan Bank             10,900,000     08/07/96
          07/18/96 Mellon Bank, N.A.                 1,700,000     07/19/96
          07/22/96 First Union National Bank         2,500,000     07/23/96
          07/24/96 First Union National Bank         7,700,000     08/20/96
          07/26/96 Morgan Guaranty Trust             7,500,000     08/02/96
          07/30/96 First Union National Bank        10,400,000     07/31/96
          07/31/96 Chase Manhattan Bank              5,400,000     08/19/96

          Penelec continued

          Issue
           Date    Bank                               Amount       Maturity

          07/31/96 First Union National Bank       $10,400,000     08/27/96
          08/01/96 Citibank, N.A.                   10,000,000     08/29/96
          08/01/96 Chase Manhattan Bank              9,700,000     08/22/96
          08/02/96 Bank of New York                  5,200,000     08/05/96
          08/06/96 First Union National Bank         1,600,000     08/14/96
          08/06/96 Chase Manhattan Bank              1,900,000     08/23/96
          08/06/96 First Union National Bank         2,000,000     08/07/96
          08/07/96 Bank of New York                 12,200,000     08/08/96
          08/08/96 Bank of New York                  9,100,000     08/09/96
          08/09/96 Bank of New York                  6,700,000     08/12/96
          08/13/96 Bank of New York                 19,000,000     08/14/96
          08/14/96 Mellon Bank, N.A.                 9,800,000     08/15/96
          08/16/96 Citibank, N.A.                    5,000,000     08/28/96
          08/19/96 First Union National Bank           800,000     08/20/96
          08/21/96 First Union National Bank           100,000     08/22/96
          08/27/96 Fuji Bank                        12,000,000     08/28/96
          08/29/96 First Union National Bank         8,000,000     09/18/96
          09/03/96 Chase Manhattan Bank             13,500,000     09/23/96
          09/05/96 Bank of New York                  8,400,000     09/06/96
          09/06/96 Chase Manhattan Bank              5,400,000     09/23/96
          09/09/96 Bank of New York                  3,700,000     09/10/96
          09/10/96 Bank of New York                  2,900,000     09/11/96
          09/11/96 Bank of New York                    900,000     09/12/96
          09/17/96 Canadian Imperial Bank            9,300,000     10/02/96
          09/18/96 Chemical Bank New Jersey          5,000,000     10/09/96
          09/18/96 Fuji Bank                         3,000,000     09/19/96
          09/23/96 Bank of New York                 15,400,000     09/24/96
          09/24/96 Bank of New York                 14,000,000     09/25/96
          09/27/96 Union Bank of Switzerland         3,000,000     09/30/96
          09/27/96 Bank of New York                 12,000,000     09/30/96
          09/30/96 First Union National Bank        12,100,000     10/04/96
          09/30/96 Bank of New York                  4,000,000     10/01/96


          Each  such  unsecured promissory  note bears  interest at  a rate

          (after  giving  effect  to   any  fees  or  compensating  balance

          requirements)  not  exceeding 125%  of  the  greater of  (A)  the lending  bank's prime  rate for  commercial borrowings  in effect






          from time to time, and (B) the Federal Funds Rate plus 1/2 of 1%,

          as in effect at the date of borrowing.

               During  the period  of  July 1,  1996 through  September 30,

          1996,



          the Companies repaid unsecured  promissory notes issued to banks,

          as follows:

          GPU

          Date      Bank                                    Amount

          07/01/96 First Union National Bank            $   100,000
          07/08/96 Hamilton Bank                         10,000,000
          07/17/96 PNC Bank                               2,500,000
          07/17/96 Fuji Bank                             12,400,000
          07/22/96 Merchants National Bank                  200,000
          07/22/96 First Union National Bank              6,600,000
          07/25/96 First Union National Bank              7,200,000
          07/29/96 Merchants National Bank                  300,000
          07/29/96 First Union National Bank                400,000
          07/29/96 Merchants National Bank                  200,000
          07/29/96 PNC Bank                               9,700,000
          07/30/96 Bank of New York                       4,700,000
          08/06/96 PNC Bank                               7,500,000
          08/07/96 Mellon Bank, N.A.                      9,100,000
          08/07/96 First Union National Bank              6,700,000
          08/08/96 Union Bank of Switzerland              6,400,000
          08/19/96 PNC Bank                               5,800,000
          08/20/96 Fuji Bank                              7,600,000
          08/28/96 Banca Popolare Di Milano              10,200,000
          08/28/96 Merchants National Bank                  100,000
          08/28/96 Merchants National Bank                  100,000
          08/28/96 Merchants National Bank                  400,000
          08/28/96 Merchants National Bank                  100,000
          08/28/96 Canadian Imperial Bank                10,000,000
          08/29/96 Union Bank of Switzerland              6,500,000
          08/30/96 Bank of New York                       6,500,000
          09/05/96 Bank of Pennsylvania                   5,900,000
          09/06/96 Bank of New York                         800,000
          09/06/96 PNC Bank                               5,800,000
          09/06/96 First Union National Bank              5,000,000
          09/16/96 Banca Popolare Di Milano               4,700,000
          09/20/96 Chase Manhattan Bank                  11,800,000
          09/23/96 Bank of Pennsylvania                   7,300,000
          09/26/96 First Union National Bank              5,900,000
          09/26/96 Fuji Bank                              9,600,000
          09/27/96 Bank of New York                       1,000,000
          09/30/96 Bank of New York                       1,800,000







          JCP&L

          Date     Bank                                     Amount

          07/01/96 Bank of New York                     $ 6,400,000
          07/03/96 PNC Bank                               6,500,000
          07/05/96 Chase Manhattan Bank                   5,000,000
          07/08/96 Union Bank of Switzerland              3,600,000

          JCP&L continued

          Date     Bank                                     Amount

          07/08/96 PNC Bank                             $22,700,000
          07/09/96 Bank of Pennsylvania                   6,000,000
          07/09/96 Midlantic National Bank                5,700,000
          07/09/96 PNC Bank                               4,300,000
          07/10/96 First Union National Bank              7,900,000
          07/10/96 First Union National Bank              1,500,000
          07/11/96 Mellon Bank, N.A.                      9,100,000
          07/11/96 Bank of Pennsylvania                   2,100,000
          07/11/96 Canadian Imperial Bank                 3,900,000
          07/12/96 United Jersey Bank                    14,100,000
          07/17/96 Chase Manhattan Bank                     400,000
          07/17/96 PNC Bank                               5,900,000
          07/18/96 Mellon Bank, N.A.                     10,900,000
          07/19/96 Citibank, N.A.                         5,000,000
          07/24/96 PNC Bank                               5,300,000
          07/24/96 First Union National Bank              3,900,000
          07/25/96 Bank of Pennsylvania                   6,900,000
          07/29/96 First Union National Bank             10,400,000
          07/30/96 Bank of Pennsylvania                   4,300,000
          07/30/96 First Union National Bank                900,000
          08/06/96 First Union National Bank              1,600,000
          08/06/96 Morgan Guaranty Trust                  5,300,000
          08/06/96 First Union National Bank              2,000,000
          08/07/96 Mellon Bank, N.A.                      4,600,000
          08/07/96 Mellon Bank, N.A.                      6,800,000
          08/08/96 Union Bank of Switzerland              3,600,000
          08/08/96 Midlantic National Bank                4,300,000
          08/09/96 Midlantic National Bank                5,700,000
          08/09/96 Chase Manhattan Bank                   7,000,000
          08/12/96 Fuji Bank                             12,400,000
          08/12/96 Bank of New York                       7,600,000
          08/13/96 Bank of New York                       8,700,000
          08/14/96 Chase Manhattan Bank                   6,000,000
          08/15/96 Bank of Pennsylvania                   5,100,000
          08/19/96 PNC Bank                              11,000,000
          08/19/96 Bank of New York                       7,300,000
          08/19/96 PNC Bank                               7,300,000
          08/20/96 Fuji Bank                              4,500,000
          08/22/96 Chase Manhattan Bank                   6,600,000
          08/22/96 First Union National Bank              3,900,000
          08/23/96 First Union National Bank              4,100,000






          08/26/96 Chase Manhattan Bank                  13,700,000
          08/27/96 Union Bank of Switzerland              1,000,000
          08/27/96 Chase Manhattan Bank                   4,300,000
          08/28/96 First Union National Bank                500,000
          08/28/96 First Union National Bank              3,200,000
          08/29/96 Banca Popolare Di Milano               5,100,000
          09/06/96 First Union National Bank              5,900,000
          09/09/96 Chase Manhattan Bank                  12,900,000
          09/09/96 Chase Manhattan Bank                   2,100,000
          09/10/96 Bank of New York                       1,800,000

          JCP&L continued

          Date      Bank                                     Amount

          09/10/96 Union Bank of Switzerland            $ 4,200,000
          09/10/96 Fuji Bank                             10,400,000
          09/11/96 United Jersey Bank                    12,300,000
          09/12/96 First Union National Bank              3,500,000
          09/13/96 Union Bank of Switzerland              4,300,000
          09/13/96 Mellon Bank, N.A.                      7,000,000
          09/16/96 Mellon Bank, N.A.                      5,200,000
          09/18/96 Chemical Bank New Jersey              20,000,000
          09/24/96 Union Bank of Switzerland              4,800,000
          09/24/96 Hamilton Bank                          7,400,000
          09/25/96 Chase Manhattan Bank                   9,000,000
          09/27/96 Banca Popolare Di Milano              10,200,000
          09/30/96 Citibank, N.A.                        10,000,000


          Met-Ed

          Date      Bank                                   Amount

          07/02/96 Bank of New York                     $ 6,100,000
          07/02/96 Mellon Bank, N.A.                      7,100,000
          07/08/96 Bank of New York                       7,300,000
          07/09/96 Bank of New York                       1,200,000
          07/10/96 Chase Manhattan Bank                   7,200,000
          07/12/96 Chase Manhattan Bank                   9,300,000
          07/23/96 First Union National Bank                600,000
          07/26/96 Bank of Pennsylvania                   2,000,000
          07/29/96 First Union National Bank             12,200,000
          07/31/96 First Union National Bank              1,000,000
          08/05/96 Bank of New York                       7,000,000
          08/06/96 Bank of New York                       4,100,000
          08/07/96 Citibank, N.A.                         5,000,000
          08/08/96 Bank of New York                       3,300,000
          08/09/96 First Union National Bank                700,000
          08/12/96 First Union National Bank              6,700,000
          08/12/96 Bank of New York                       3,600,000
          08/13/96 PNC Bank                               3,900,000
          08/13/96 Chase Manhattan Bank                   6,700,000
          08/14/96 First Union National Bank              5,000,000
          08/14/96 Chase Manhattan Bank                  10,000,000






          08/14/96 Bank of New York                       6,000,000
          08/15/96 Mellon Bank, N.A.                     10,000,000
          08/19/96 Bank of New York                      17,500,000
          08/26/96 Bank of New York                      22,500,000
          08/28/96 First Union National Bank              7,700,000
          08/30/96 Bank of New York                       3,500,000
          09/03/96 Bank of New York                       9,000,000
          09/04/96 Chase Manhattan Bank                   7,600,000
          09/06/96 Bank of New York                       5,000,000
          09/09/96 Bank of New York                       2,000,000
          09/10/96 Bank of New York                      14,800,000

          Met-Ed continued

          Date      Bank                                   Amount

          09/11/96 Bank of New York                     $ 9,000,000
          09/13/96 First National Bank of Chicago         5,990,000
          09/20/96 Fuji Bank                              5,600,000
          09/23/96 Bank of Pennsylvania                   7,700,000
          09/24/96 United Jersey Bank                     5,600,000
          09/24/96 Bank of New York                       3,000,000
          09/24/96 Chase Manhattan Bank                   5,600,000
          09/25/96 Bank of New York                      12,200,000
          09/25/96 Chase Manhattan Bank                   8,400,000
          09/30/96 Bank of New York                      16,000,000
          09/30/96 Chase Manhattan Bank                   6,200,000


          Penelec

          Date      Bank                                    Amount

          07/03/96 Bank of Pennsylvania                 $ 3,900,000
          07/09/96 Bank of New York                       5,100,000
          07/10/96 Bank of New York                       2,200,000
          07/12/96 Chase Manhattan Bank                   8,600,000
          07/16/96 Midlantic National Bank                4,300,000
          07/16/96 Morgan Guaranty Trust                  9,100,000
          07/19/96 Mellon Bank, N.A.                      1,700,000
          07/19/96 Canadian Imperial Bank                 6,100,000
          07/19/96 Mellon Bank, N.A.                      2,900,000
          07/22/96 First Union National Bank              6,700,000
          07/22/96 Union Bank of Switzerland                700,000
          07/23/96 First Union National Bank              2,500,000
          07/24/96 First Union National Bank             10,600,000
          07/26/96 Banca Popolare Di Milano               9,800,000
          07/29/96 Citibank, N.A.                        10,000,000
          07/30/96 Bank of Pennsylvania                   1,200,000
          07/31/96 First Union National Bank             10,400,000
          08/02/96 Morgan Guaranty Trust                  7,500,000
          08/05/96 Bank of New York                       5,200,000
          08/06/96 Chase Manhattan Bank                   8,000,000
          08/07/96 Chase Manhattan Bank                  10,900,000
          08/07/96 First Union National Bank              2,000,000






          08/08/96 Bank of New York                      12,200,000
          08/09/96 Bank of New York                       9,100,000
          08/12/96 Morgan Guaranty Trust                  7,200,000
          08/12/96 Bank of New York                       6,700,000
          08/14/96 First Union National Bank              1,600,000
          08/14/96 Bank of New York                      19,000,000
          08/15/96 Mellon Bank, N.A.                      9,800,000
          08/19/96 Chase Manhattan Bank                   5,400,000
          08/20/96 First Union National Bank              7,700,000
          08/20/96 First Union National Bank                800,000
          08/22/96 First Union National Bank                100,000
          08/22/96 Chase Manhattan Bank                   9,700,000

          Penelec continued

          Date      Bank                                    Amount

          08/23/96 Chase Manhattan Bank                 $ 1,900,000
          08/26/96 Union Bank of Switzerland              4,300,000
          08/27/96 First Union National Bank             10,400,000
          08/28/96 Citibank, N.A.                         5,000,000
          08/28/96 Fuji Bank                             12,000,000
          08/29/96 Citibank, N.A.                        10,000,000
          09/06/96 Bank of New York                       8,400,000
          09/10/96 Bank of New York                       3,700,000
          09/11/96 Bank of New York                       2,900,000
          09/12/96 Bank of New York                         900,000
          09/18/96 First Union National Bank              8,000,000
          09/19/96 Fuji Bank                              3,000,000
          09/23/96 Chase Manhattan Bank                  13,500,000
          09/23/96 Chase Manhattan Bank                   5,400,000
          09/24/96 Bank of New York                      15,400,000
          09/25/96 Bank of New York                      14,000,000
          09/30/96 Union Bank of Switzerland              3,000,000
          09/30/96 Bank of New York                      12,000,000

                    To summarize  the above transactions,  at September 30,

          1996 the GPU Companies had outstanding unsecured promissory notes pursuant to informal bank lines of credit as follows:



                    GPU                         $ 76,600,000
                    JCP&L                         32,000,000
                    Met-Ed                        29,885,000
                    Penelec                       30,400,000















                                      SIGNATURE

                   PURSUANT  TO  THE  REQUIREMENTS  OF THE  PUBLIC  UTILITY

          HOLDING COMPANY ACT  OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY

          CAUSED  THIS  STATEMENT  TO BE  SIGNED  ON  THEIR  BEHALF BY  THE

          UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                     GPU, INC.
                                     JERSEY CENTRAL POWER & LIGHT COMPANY
                                     METROPOLITAN EDISON COMPANY
                                     PENNSYLVANIA ELECTRIC COMPANY




                                     By: /s/ T. G. Howson
                                        T. G. Howson
                                        Vice President and Treasurer


          Date:  October 8, 1996